Exhibit 10.2

GUARANTY OF PAYMENT AND COMPLETION

THIS GUARANTY OF PAYMENT AND COMPLETION (this “Guaranty”) is dated as of October 22, 2021 by TPHGREENWICH OWNER LLC, a Delaware limited liability company with an address of 340 Madison Avenue, 3rd Floor, Suite 3C, New York, New York 10173, Attention: Steven Kahn (“Borrower”), and TRINITY PLACE HOLDINGS INC., a Delaware corporation with an address of 340 Madison Avenue, 3rd Floor, Suite 3C, New York, New York 10173, Attention: Steven Kahn (“Holdings”), to and for the benefit of MACQUARIE PF INC., a Delaware corporation (“Lender” and to the extent applicable under Article 15 of the Master Loan Agreement, “Administrative Agent”), and for the benefit of the Lender Parties. As used in this Agreement, “Lender Parties” shall mean Administrative Agent, Lender and each of their respective successors and assigns. Borrower and Holdings are hereinafter collectively referred to as “Guarantor”.

R E C I T A L S:

A.                Borrower and Lender entered into (i) that certain Master Loan Agreement of even date herewith (as amended or modified from time to time, the “Master Loan Agreement”), (ii) that certain Amended and Restated Building Loan Agreement of even date herewith (as amended or modified from time to time, the “Building Loan Agreement”), and (iii) that certain Project Loan Agreement of even date herewith (as amended or modified from time to time, the “Project Loan Agreement”; together with the Master Loan Agreement and the Building Loan Agreement, collectively, the “Loan Agreement” or “Loan Agreements”), pursuant to which Lender agreed to make (x) a term loan in the maximum principal amount of Twenty Eight Million Nine Hundred Sixty One Thousand Nine Hundred Forty Five and 00/100 Dollars ($28,961,945.00), (y) a building loan in the maximum principal amount of up to One Hundred Twenty Eight Million One Hundred Ninety Seven Thousand Eight Hundred Seventy Eight and 00/100 Dollars $(128,197.878.00), and (z) a project loan in the maximum principal amount of up to Nine Million Five Hundred Forty Thousand One Hundred Seventy Seven and 00/100 Dollars ($9,540,177.00) (collectively, the “Loan” or “Loans”) to Borrower. Capitalized terms used in this Guaranty and not otherwise defined herein shall have the meanings ascribed to them in the Master Loan Agreement.

B.                 As a condition precedent to Lender’s extension of the Loan to Borrower and in consideration therefor, Lender has required the execution and delivery of (i) this Guaranty, (ii) that certain Amended, Restated and Consolidated Term Loan Promissory Note of even date herewith from Borrower to Lender in the stated principal amount of $28,961,945.00; (iii) that certain Amended, Restated and Consolidated Building Loan Promissory Note of even date herewith from Borrower to Lender in the stated principal amount of $128,197.878.00, (iv) that certain Project Loan Promissory Note of even date herewith from Borrower to Lender in the stated principal amount of $ 9,540,177.00 (as the same may be amended or modified from time to time, collectively, the “Note” or “Notes”), (v) that certain Amended, Restated and Consolidated Term Loan Mortgage, Security Agreement and Fixture Filing of even date herewith (as amended or modified from time to time, the “Term Loan Mortgage”), (vi) that certain Amended, Restated and Consolidated Building Loan Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing (as amended or modified from time to time, the “Building Loan Mortgage”), (vii) that certain Project Loan Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing (as amended or modified from time to time, the “Project Loan Mortgage”; together with the Term Loan Mortgage and the Building Loan Mortgage, collectively, the “Mortgage” or “Mortgages”) from Borrower to Lender encumbering the real property, improvements and personalty described therein (the “Mortgaged Property”), and (viii) the other Loan Documents.

C.                 Guarantor, directly or indirectly, owns interests in the sole member of Borrower and, having a financial interest in the Mortgaged Property, has agreed to execute and deliver this Guaranty to Lender.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Guarantor hereby agrees as follows:

1.                  Completion.

(a)               Guarantor absolutely, unconditionally and irrevocably guarantees to Lender (collectively, the “Guaranteed Obligations”): (i) Final Completion of the Project and Construction Work in accordance, in all material respects, with the terms and conditions set forth in the Master Loan Agreement on or prior to the Completion Date, (ii) that the Mortgaged Property shall be free and clear of all liens and filed notices of claims and demands (unless the same shall be bonded over or otherwise discharged in accordance with the Master Loan Agreement) of any and all contractors, subcontractors, laborers, suppliers, mechanics or materialmen under any contract or subcontract for the supply of labor and/or materials with respect to the Project and Construction Work (including, for the avoidance of doubt, the MTA Work, the SCA Additional Construction Items, the SCA Pre- and Post-Turnover Work, the SCA Fit-Out Impacted Work and the Punch List Items), (iii) the payment, in accordance, in all material respects, with the terms and conditions of the Master Loan Agreement and any applicable contract entered into by Borrower in connection with the Project and the Construction Work, of all costs and expenses of the Project and Construction Work (including, for the avoidance of doubt, the MTA Work (or the payment of any amounts required to be paid under the Transit Improvement Agreement in lieu of completion of the MTA Work, as applicable), the SCA Additional Construction Items, the SCA Pre- and Post-Turnover Work, the SCA Fit-Out Impacted Work and the Punch List Items), including, without limitation, costs for labor, marketing, development, materials, legal, taxes, equipment, fixtures and architectural and engineering fees (irrespective of the amounts that are set forth in the Approved Budget for each line item or the absence of any such cost from the Approved Budget) but excluding from Guarantor’s obligations under this Guaranty but not under the Carry Guaranty the Guaranteed Obligations (as defined in the Carry Guaranty) (such Guaranteed Obligations as defined in the Carry Guaranty, the “Carry Obligations”) and excluding all principal and interest payable under the Loan from the Guaranteed Obligations under this Guaranty; (iv) completion of the MTA Work in accordance with the Transit Improvement Agreement (as and to the extent required thereunder) or payment of any amounts required to be paid under the Transit Improvement Agreement in lieu of such completion, as applicable, (v) completion of all SCA Additional Construction Items, SCA Fit-Out Impacted Work, and SCA Pre- and Post-Turnover Work in accordance with the School Unit Purchase Agreement, (vi) Borrower’s obligation to make Equity Deposits pursuant to Section 3.11 of the Master Loan Agreement when the Loan is Out of Balance, and (vii) the deposit into escrow of amounts required to be escrowed in order to satisfy the Attorney General’s requirement that, in connection with the commencement of the closing of sales of Residential Units, Borrower escrow the estimated amount to secure the performance of outstanding work necessary for the issuance of a permanent certificate of occupancy for the Project (to the extent that Purchase Agreement Deposits are insufficient to fund such escrow).

(b)               In the event of any breach by Borrower of the Guaranteed Obligations, Guarantor promptly upon receipt of a written notice thereof from Lender shall diligently and expeditiously proceed to cure the breach of the Guaranteed Obligations at Guarantor’s sole cost and expense including, without limitation, paying and discharging any and all direct and indirect costs payable under Section 1(a) that Borrower failed to pay and performing the other Guaranteed Obligations that remain unperformed (expressly including the payment of all costs and expenses associated with such performance). If Guarantor shall fail in a timely manner to perform any Guaranteed Obligations hereunder, Lender may, at its option, perform on behalf of Guarantor any such Guaranteed Obligations, in which event Guarantor shall, upon demand, pay to Lender all out of pocket sums expended by Lender (except to the extent resulting from any Lender Party’s gross negligence or willful misconduct) in the performance of such Guaranteed Obligations to the extent in excess of the Unfunded Construction Loan Proceeds (as defined below).

2.                  Completion Costs. Notwithstanding anything to the contrary herein, if Guarantor shall at any time default in the performance of, or disclaim, its obligations under Section 1 above, or if Lender shall elect, in its sole and absolute discretion, to demand payment of the Completion Costs (as hereinafter defined) by Guarantor, Guarantor shall, at Lender’s election and upon demand by Lender, pay to Lender an amount equal to the positive difference, if any, between: (x) the Completion Costs (specifically excluding amounts in respect of leasing commissions, tenant improvement allowances and tenant improvement work unless required pursuant to Leases then in effect), and (y) the sum of the unfunded portions of the Building Loan and the Project Loan (specifically excluding, however, unfunded amounts of the Building Loan and the Project Loan that are budgeted for the payment of leasing commissions, tenant improvement allowances and tenant improvement work unless required pursuant to Leases then in effect) and all Equity Deposits and School Cost Payments held by Lender and School Cost Payments anticipated to be made under the School Unit Purchase Agreement and Carry Cost Reserve Funds and amounts on deposit in the Loan Reserve and amounts on deposit in the MTA Cash Collateral Account (collectively, the “Unfunded Construction Loan Proceeds”). Each component of Unfunded Construction Loan Proceeds shall only be taken into account to the extent there are corresponding Completion Costs for which such Unfunded Construction Loan Proceeds can be utilized (i.e., amounts on deposit in the MTA Cash Collateral Account shall only be taken into account to the extent of remaining MTA Work for which such amounts can be utilized). As used herein, the term “Completion Costs” means all of Lender’s direct and indirect costs incurred or estimated to be incurred in connection with (i) the Final Completion of the Construction Work as required of Borrower under the Master Loan Agreement, (ii) completion of the MTA Work in accordance with the Transit Improvement Agreement (as and to the extent required thereunder) or payment of any amounts required to be paid under the Transit Improvement Agreement in lieu of such completion (whichever is greater and could still be applicable at the time of determination), and (iii) completion of all SCA Additional Construction Items, SCA Fit-Out Impacted Work and SCA Pre- and Post-Turnover Work in accordance with the School Unit Purchase Agreement, including, without being limited to, Hard Costs, Soft Costs and School Costs (and specifically including, without limitation: all costs estimated to be incurred to sell the Residential Units; all real estate taxes, insurance premiums, operating expenses and interest on the Loan that would have become payable during the estimated construction period), all irrespective of the amounts set forth in the Approved Budget for each line item and irrespective of the absence of any particular item of direct or indirect costs from the Approved Budget and irrespective of whether Guarantor’s obligations under the Carry Guaranty have been terminated (but without duplication of amounts payable and actually paid by Guarantor under the Carry Guaranty). Following such demand by Lender for payment by Guarantor of the Completion Costs to Lender and the actual payment by Guarantor of the amount demanded by Lender in accordance with the provisions of this Section 2 (expressly including all amounts set forth in any Demand Notice in accordance with the provisions of subsection 3(a) hereof sent prior to such payment by Guarantor), Guarantor shall be deemed to have satisfied its obligations under Sections 1(a), 1(b) and 3(a) of this Guaranty. For the purpose of this Guaranty, the Completion Costs shall, be deemed to be an amount equal to the amount of such direct and indirect costs as reasonably estimated by a third party construction consultant retained by Lender (the “Construction Consultant”) as of the date Lender elects to demand payment of the Completion Costs under this Section 2; provided, however, if such payment is not made by Guarantor within ninety (90) days following Lender’s written demand therefor, Lender may, in its sole and absolute discretion, cause the Construction Consultant to re-calculate the Completion Costs as of the date of such re-calculation at any reasonable time following the expiration of said ninety (90) day period. For purposes of this Guaranty, Lender’s direct and indirect costs shall be deemed to include, without limitation, all Hard Costs, Soft Costs, School Costs, real estate taxes, insurance premiums and operating expenses (but without duplication of amounts payable and actually paid by Guarantor under the Carry Guaranty) reasonably estimated by the Construction Consultant to be required to be incurred in order to Complete the Project and the Construction Work in accordance with the Approved Plans and the terms and provisions of the Loan Documents. Guarantor further agrees that any amount estimated by the Construction Consultant as aforesaid, and any determination by the Construction Consultant with respect to industry practices, shall be conclusive (absent manifest error) for purposes of determining Guarantor’s liability hereunder, provided that the Construction Consultant has made such estimate or determination in good faith. Such payment shall be due no later than fifteen (15) Business Days following the giving of a written demand therefor from Lender to Guarantor together with interest at the Default Rate if not paid within said fifteen (15) Business Day period.

3.                  General Obligations.

(a)               Upon the occurrence of an Event of Default by Borrower under the Loan Documents, Guarantor agrees, on not more than fifteen (15) days’ written demand by Lender (a “Demand Notice”) to commence performance of the Guaranteed Obligations set forth in said notice which Borrower failed to perform when required under the Loan Documents and to diligently pursue performance thereof to Final Completion, as described below. Guarantor shall indemnify, defend and hold Lender harmless from and against any and all Losses Lender may suffer or incur in connection with third party claims brought as a result of Guarantor’s performance of the Guaranteed Obligations. If Guarantor fails to commence and pursue diligently the performance of the Guaranteed Obligations set forth in said notice within fifteen (15) days after its receipt of a Demand Notice, then, either before or after pursuing any other remedy of Lender against Guarantor or Borrower and regardless of whether Lender shall ever pursue any such other remedy, Lender shall have the right to complete all of the Guaranteed Obligations, or call upon any other reputable parties to complete all of the Guaranteed Obligations and shall have the right to expend such sums as Lender in its discretion deems proper in order so to complete all of the Guaranteed Obligations. During the course of any construction undertaken by Lender or by any other reputable party on behalf of Lender, Guarantor shall pay on demand any amounts (except to the extent resulting from any Lender Party’s gross negligence or willful misconduct) due to the contractor, subcontractors and other material suppliers and for permits and licenses necessary to Complete the Project and the Construction Work, to the extent in excess of the Unfunded Construction Loan Proceeds. Lender, at any time prior to Lender performing or causing any Person (other than Borrower or Guarantor) to perform any Guaranteed Obligations, may require Guarantor to perform or cause to be performed the all work necessary to Complete the Project and the Construction Work in lieu of Lender or any party engaged by Lender. Guarantor’s obligations in connection with the Project and the Construction Work shall not be affected by any errors or omissions of Borrower, any contractor, the architect, any subcontractor, or any agent or employee of any of them (but specifically excluding the gross negligence or willful misconduct of any Lender Party or any Person engaged directly or indirectly by a Lender Party) in design, supervision or performance of the Construction Work, it being understood that such risk is assumed by Guarantor. The failure of Borrower or any of said parties to Complete the Construction Work and satisfy the Guaranteed Obligations shall not relieve Guarantor of any liabilities hereunder; rather, such liability shall be continuing, except as otherwise provided herein, and may be enforced by Lender to the end that Construction Work shall be Completed and the Guaranteed Obligations shall be satisfied timely subject to and upon the terms and conditions hereof and of the Master Loan Agreement.

(b)               Guarantor acknowledges and agrees that it will be impossible to measure accurately the damages to Lender resulting from a breach of the covenants of Guarantor set forth in Section 1(a) and 1(b) hereto to complete the Guaranteed Obligations; that such breach will cause irreparable injury to Lender and that Lender has no adequate remedy at law in respect of such breach and, as a consequence, agrees that such covenant shall be specifically enforceable against Guarantor, and Guarantor hereby waives and agrees not to assert any defense denying any of the foregoing in an action for specific performance of the Guaranteed Obligations by Guarantor.

(c)              Guarantor agrees, in accordance with the terms and conditions of the Master Loan Agreement, that the Approved Plans and the Approved Budget may be altered, amended, or modified, and revisions to the Approved Plans and the Approved Budget may be prepared in connection with the Project and the Construction Work that are not covered by the Approved Plans and the Approved Budget all without notice to or further consent of Guarantor, and Guarantor will remain bound hereunder (and without limiting the generality of the foregoing, shall be deemed to have guaranteed the Final Completion of the Project and the Construction Work as and when required by the Master Loan Agreement in accordance with such Approved Plans and the Approved Budget as altered, amended, or modified but subject to and upon the other terms and conditions hereof), notwithstanding any such alteration, amendment, modification or waiver.

(d)                  Holdings must satisfy the financial covenants in Section 12 of the Recourse Guaranty Agreement at all times until all Obligations of Borrower have been satisfied.

(e)                Lender agrees, by acceptance of this Guaranty, to make the undisbursed proceeds of the Building Loan and the Project Loan (specifically excluding, however, unfunded amounts budgeted for payment of tenant improvement allowances and tenant improvement work unless required pursuant to Leases then in effect) available to Guarantor (subject to the satisfaction of all conditions precedent for Disbursements to Borrower pursuant to the Loan Agreement) together with (1) all Equity Deposits and School Cost Payments, (2) the Carry Cost Reserve Funds, (3) amounts funded or to be funded by SCA or in the School Purchase Control Account or School Cost Control Account, (4) amounts on deposit in the MTA Cash Collateral Account (to the extent Lender controls the disbursement thereof) and (5) amounts on deposit in the Loan Reserve, held by Lender for the purposes of paying for Hard Costs, Soft Costs and School Costs, as contemplated under the Building Loan and the Project Loan, in connection with Final Completion of the Project and the Construction Work and performance of any other Guaranteed Obligations and Guarantor’s obligation to perform the Guaranteed Obligations shall be conditioned upon Lender continuing to make such disbursements (subject to the satisfaction of all conditions precedent for Disbursements to Borrower pursuant to the Loan Agreement), provided (i) that Guarantor cures any Event of Default under the Loan Agreement or any other Loan Document which is reasonably susceptible to cure by Guarantor, and (ii) provided that prior to Lender making any such disbursement, (x) Guarantor shall deposit with Lender all amounts required under Section 3.11 of the Master Loan Agreement (Balancing; Loan Reserve) such that the Loan will not be Out of Balance (the “Guarantor Deposit”), and (y) all Draw Requests shall thereafter be funded first from the Guarantor Deposit and then as provided for in the Loan Agreement. Notwithstanding the foregoing, the conditions to disbursement pursuant to the Loan Agreement shall not be deemed to require that: (i) Guarantor cure any Potential Event of Default or Event of Default which results from a change in the financial condition of Borrower; or (ii) the following representations and warranties in the Loan Documents be true and correct: (A) representations and warranties with respect to the financial condition of Borrower or (B) representations and warranties that are inaccurate because of the existence of the Potential Event of Default or Event of Default which triggered Guarantor’s obligations hereunder. Guarantor acknowledges that all disbursements of Loan proceeds under this Section 3(e) to Guarantor shall be treated for all purposes as disbursements of Loan proceeds to Borrower.

4.                  Guarantor’s Waiver of Notice. Guarantor absolutely, irrevocably and unconditionally waives notice of acceptance of this Guaranty and notice of any payment, liability or obligation to which it may apply, and waives presentment, demand of payment, protest, notice of dishonor or nonpayment of such liabilities under this Guaranty or any of the Loan Documents creating the Guaranteed Obligations and any suit or taking other action by the Lender against, and any other notice to, any party liable thereon or any property which may be security therefor.

5.                  Lender’s Rights. The Lender may at any time and from time to time without the consent of, or notice to, Guarantor, without incurring any responsibility to Guarantor and without impairing or releasing any of the obligations of Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(a)              amend, modify, renew, supplement, extend (including extensions beyond the original term) or accelerate any of the Loan Documents, including without limitation, renew, alter or change the interest rate, manner, time, place or terms of payment or performance of any of the Guaranteed Obligations, or any liability incurred directly or indirectly in respect thereof, whereupon the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b)               sell, exchange, release, surrender, and in any manner and in any order realize upon or otherwise deal with the Mortgaged Property or any property at any time directly and absolutely assigned or pledged or mortgaged to secure the Loan;

(c)               consent to the transfer of the Mortgaged Property or any portion thereof or any other Collateral (as defined in the Mortgage) described in the Loan Documents;

(d)             exercise or refrain from exercising any rights or remedies available to Lender under the Loan Documents or pursuant to any applicable statute against Borrower or any other person (including Guarantor) or otherwise act or refrain from acting with regard to the Loan Documents, Guaranteed Obligations or this Guaranty;

(e)              settle or compromise any of the Indebtedness (as defined in the Mortgage), any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or subordinate the payment of all or any part thereof to the payment of any liability of Borrower (whether or not then due) to creditors of Borrower other than the Lender and Guarantor;

(f)                release or discharge Borrower from its liability under any of the Loan Documents or release or discharge any Guarantor or endorser or any other party at any time directly or contingently, liable for the repayment of the Loan or any of Borrower’s other obligations under the Loan Documents;

(g)               apply any sums in whatever manner paid or realized to any liability or liabilities of Borrower or Guarantor to the Lender regardless of what liability or liabilities of Borrower or Guarantor remain unpaid;

(h)               consent to or waive any breach of or any act, omission or default under the Loan Documents or accept partial performance of any of the obligations under this Guaranty or under any of the other Loan Documents; and/or

(i)                sell, convey, participate or assign all or any part of Lender’s interest in this Guaranty and the other Loan Documents.

6.                  Guarantor Waiver of Defenses. Guarantor unconditionally waives any defense to the enforcement of this Guaranty, including, without limitation:

(a)               Any defense arising by reason of Lender’s failure to provide presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty;

(b)               Any defense of any statute of limitations affecting the liability of Guarantor hereunder or the liability of Borrower, or any other guarantor under the Loan Documents, or the enforcement hereof, to the extent permitted by law;

(c)              Any defense arising by reason of (i) any invalidity or unenforceability of (or any limitation of liability in) any of the Loan Documents or (ii) any defense whatsoever that the Borrower may or might have to the payment of the Indebtedness or to the performance of any of the terms, provisions, covenants and agreements contained in the Loan Documents or (iii) any manner in which Lender has exercised its rights and remedies under the Loan Documents, or (iv) cessation from any cause whatsoever;

(d)               Any defense based upon any disability of Borrower or any Guarantor, lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of Borrower, Guarantor or any principal of Borrower or Guarantor or any defect in the formation of Borrower, Guarantor or any principal of Borrower or Guarantor as a legal entity;

(e)               Any defense based upon the application by Borrower of the proceeds of the Loan for purposes other than the purposes represented by Borrower to Lender or intended or understood by Lender or Guarantor;

(f)                Any defense based upon an election of remedies by Lender, including any election to proceed by judicial or nonjudicial foreclosure of any security, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies, including remedies relating to real property or personal property security, which destroys or otherwise impairs the subrogation rights of Guarantor to proceed against Borrower or any guarantor for reimbursement, or both;

(g)               Any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other aspects more burdensome than that of a principal;

(h)               Any defense based upon Lender’s election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code or any successor statute;

(i)                 Any defense based upon any borrowing or any grant of a security interest under Section 364 of the Federal Bankruptcy Code;

(j)                 Any defense based upon any duty of Lender to advise Guarantor of any information known to Lender regarding the financial condition of Borrower and all other circumstances affecting Borrower’s ability to perform its obligations to Lender, it being agreed that Guarantor assumes the responsibility for being and keeping informed regarding such condition or any such circumstances; and

(k)               Any defense based on any right, claim or offset which Guarantor may have against Borrower.

7.                  Bankruptcy.

(a)               The obligations of Guarantor hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired by any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to Borrower, Guarantor, any other guarantor (which term shall include any other party at any time directly or contingently liable for any of Borrower’s obligations under the Loan Documents) or any affiliate of Borrower or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding, whether or not Guarantor shall have had notice or knowledge of any of the foregoing.

(b)               Notwithstanding any modification, discharge or extension of the maturity date of the Note or any amendment, modification, stay or cure of the Lender’s rights under the Note, the Loan Agreement, Mortgage or other Loan Document which may occur in any bankruptcy or reorganization case or proceeding affecting the Borrower, whether permanent or temporary, and whether or not assented to by the Lender, Guarantor hereby agrees that Guarantor shall be obligated hereunder to pay the amounts due hereunder in accordance with the terms of this Guaranty as in effect on the date hereof (or as this Guaranty may hereafter be modified or amended).

(c)               Guarantor agrees that to the extent that Borrower makes a payment or payments to Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set side or required, for any of the foregoing reasons or for any other reasons, to be repaid or paid over to a custodian, trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied shall be revived and continue in full force and effect as if such payment had not been made and Guarantor shall be primarily liable for this obligation (but only to the extent that such obligation is a Guaranteed Obligation hereunder).

8.                  Subrogation Waiver/Subordination.

(a)               Notwithstanding any provision to the contrary contained in the other Loan Documents or this Guaranty, Guarantor hereby unconditionally and irrevocably waives until all obligations under the Loan Documents have been paid and performed in full (i) any and all rights of subrogation (whether arising under contract, 11 U.S.C. §509 or otherwise), to the claims, whether existing now or arising hereafter, the Lender may have against Borrower, and (ii) any and all rights of reimbursement, contribution or indemnity against Borrower or any future guarantors of any obligations under the Loan Documents) which may have heretofore arisen or may hereafter arise in connection with any guaranty or pledge or grant of any lien or security interest made in connection with any obligations under the Loan Documents. Guarantor hereby acknowledges that the waiver contained in the preceding sentence (the “Subrogation Waiver”) is given as an inducement to the Lender to enter into the Loan Documents and, in consideration of the Lender’s willingness to enter into the Loan Documents, Guarantor agrees not to amend or modify in any way the Subrogation Waiver without the Lender’s prior written consent. If any amount that is subject to the Subrogation Waiver shall be paid to Guarantor on account of any claim set forth at any time when all of the obligations under the Loan Documents shall not have been paid or performed in full, such amount shall be held in trust by such Guarantor for the Lender’s benefit, shall be segregated from the other funds of Guarantor and shall forthwith be paid over to the Lender to be applied in whole or in part by the Lender against such obligations, whether matured or unmatured. Nothing contained herein is intended or shall be construed to give to Guarantor any rights of subrogation or right to participate in any way in the Lender’s rights, title or interest in the Loan Documents, notwithstanding any payments made by Guarantor under this Guaranty, all such rights of subrogation and participation being hereby expressly waived and released.

(b)               In the event that Guarantor shall advance or become obligated to pay any sums with respect to any obligation hereby guaranteed or in the event that for any reason whatsoever Borrower or any subsequent owner of the collateral securing the Loan is now, or shall hereafter become, indebted to Guarantor, Guarantor agrees that the amount of such sums and of such indebtedness together with all interest thereon, shall at all times be subordinate as to the lien, time of payment and in all other respects, to all sums, including principal, interest and other amounts, at any time owing to the Lender under any of the Loan Documents and that Guarantor shall not be entitled to enforce or receive payment thereof until all such sums owing to the Lender have been paid. Nothing herein contained is intended or shall be construed to give to Guarantor any right to participate in any way in the right, title or interest of the Lender in or to the collateral securing the Loan, notwithstanding any payments made by Guarantor under this Guaranty, all such rights of participation being hereby expressly waived and released.

9.                  Guarantor’s Representations and Warranties. Guarantor makes the following representations and warranties which shall survive the execution and delivery of this Guaranty:

(a)               Guarantor has the power and authority to execute, deliver and carry out the terms and provisions of this Guaranty and has duly authorized, executed, and delivered the same.

(b)               Neither the execution and delivery of this Guaranty, nor the consummation of the transactions herein contemplated, nor compliance with the terms and provisions hereof, will contravene any provision of law, statute, rule or regulation to which Guarantor is subject or any judgment, decree, franchise, order or permit applicable to Guarantor, or will conflict or will be inconsistent with, or will result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the property or assets of Guarantor pursuant to the terms of, any indenture, mortgage, deed of trust, agreement or other instrument to which Guarantor is a party or may be bound or subject.

(c)               No consent or approval of, or exemption by, any governmental or public body or authority is required to authorize, or is required in connection with the execution, delivery and performance of, this Guaranty or of any of the instruments or agreements herein referred to, or the taking of any action hereby contemplated.

10.              Transfers, Sales, Etc. Guarantor shall not sell, lease, transfer, convey or assign any of its assets, unless such sale, lease, transfer, conveyance or assignment does not result in a violation of Guarantor’s obligations set forth in Section 12(b) of the Recourse Guaranty Agreement.  In addition, Guarantor shall neither become a party to any merger or consolidation, nor acquire all or substantially all of the assets of, a controlling interest in the stock of, or a partnership or joint venture interest in, any other entity, unless such merger, consolidation or acquisition does not result in a violation of Guarantor’s obligations set forth in Section 12(b) of the Recourse Guaranty Agreement. If any transfer or conveyance is made or attempted in contravention of the provisions of this paragraph, such purported transfer or conveyance shall be  void ab initio.

11.              Guarantor’s Relationship to Borrower. Guarantor is related and/or affiliated with Borrower, has personal knowledge of and is familiar with Borrower’s business affairs and books and records. Guarantor warrants that Borrower is in sound financial condition as of the date of this Guaranty, and that to Guarantor’s knowledge Borrower will perform its obligations under the Loan Documents in accordance with the terms and conditions thereof.

12.              Mortgage Priority. Nothing herein contained shall in any manner affect the lien or priority of the Mortgage securing the Note, and upon the occurrence of an Event of Default (as defined in the Mortgage), the Lender may invoke any remedies it may have under the this Guaranty or the other Loan Documents, either concurrently or successively and the exercise of any one or more of such remedies shall not be deemed an exhaustion of such remedy or remedies or a waiver of any other remedy or remedies and shall not be deemed an election of remedies. The exercise by the Lender of any such remedies shall not release or discharge Guarantor from its obligations hereunder unless and until the full amount of the Indebtedness evidenced by the Note and secured by the Mortgage has been fully paid and satisfied.

13.              Duration of Guaranty. This Guaranty shall remain in full force and effect until all of the Guaranteed Obligations have been satisfied in full and are no longer subject to disgorgement under any applicable state or federal creditor rights or bankruptcy laws or the Loan is indefeasibly paid or satisfied in full (whichever first occurs). No delay on the part of the Lender in exercising any options, powers or rights, or the partial or single exercise thereof, shall constitute a waiver thereof. No waiver of any rights hereunder, and no modification or amendment of this Guaranty, shall be deemed to be made by the Lender unless the same shall be in writing, duly signed on behalf of the Lender, and each such waiver (if any) shall apply only with respect to the specific instance involved and shall in no way impair the rights of the Lender or the obligations of Guarantor to the Lender in any other respect at any other time. This Guaranty is binding upon Guarantor, Guarantor’s heirs, personal representatives, successors or assigns, and shall inure to the benefits of the Lender and its successors or assigns including (without limitation) any other holder at any time of the Loan Documents.

14.              Guarantor’s Familiarity with the Loan Documents. Guarantor acknowledges that copies of the Loan Documents have been made available to Guarantor and that Guarantor is familiar with their contents. Guarantor affirmatively agrees that upon any transfer of the Mortgaged Property in accordance with the provisions of the Mortgage, it shall not be necessary for Guarantor to reaffirm its continuing obligations under this Guaranty, but Guarantor will do so upon request by Lender.

15.              Notices. All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by: (a) certified or registered United States mail, postage prepaid, (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery; or (c) facsimile provided a confirming copy is sent the same day in the manner set forth in (b) above, addressed in either case as follows:

If to Lender, at the following address:

Macquarie PF Inc.
125 West 55th Street
New York, New York 10019
Attention:	Jackie Hamilton, Gautham Srinivas and MCAF Debt US Portfolio

And to:

McDermott Will & Emery LLP
One Vanderbilt Avenue
New York, New York 10017-3852
Attention:	David S. Broderick, Esq.

If to Guarantor, at the following address:

Trinity Place Holdings Inc.
340 Madison Avenue
3rd Floor, Suite 3C
New York, New York 10173
Attention: Steven Kahn

With a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: James P. Godman, Esq.

or to such other address and person as shall be designated from time to time by Guarantor or Lender, as the case may be, in a written notice under this Section 15. A notice shall be deemed given: in the case of hand delivery or by facsimile, at the time of delivery; in the case of certified or registered mail, three Business Days after deposit in the United States Mail; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day. A party receiving a notice that does not comply with the technical requests for notice under this Section 15 may elect to waive any deficiencies and treat the notice as having been properly given.

16.              Successors and Assigns. All references to Lender and Guarantor shall be deemed to include references to their successors and assigns.

17.              Governing Law. In all respects, including, without limitation, matters of construction and performance of this Guaranty and the obligations arising hereunder, this Guaranty shall be governed by, and construed in accordance with, the laws of the state in which the Mortgaged Property is located applicable to contracts and obligations made and performed in such state and any applicable laws of the United States of America. Interpretation and construction of this Guaranty shall be according to the contents hereof and without presumption or standard of construction in favor of or against Guarantor or Lender.

18.              Waiver of Trial by Jury. GUARANTOR AND LENDER EACH HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS GUARANTY. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY GUARANTOR AND LENDER, AND EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY HAS NOT MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. GUARANTOR FURTHER ACKNOWLEDGES THAT GUARANTOR HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS
GUARANTY BY INDEPENDENT LEGAL COUNSEL SELECTED BY GUARANTOR AND THAT GUARANTOR HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

19.              Jurisdiction. Guarantor hereby submits to personal jurisdiction in the state in which the Mortgaged Property is located for the enforcement of the provisions of this Guaranty and irrevocably waives any and all rights to object to such jurisdiction for the purposes of litigation to enforce any provision of this Guaranty. Guarantor hereby consents to the jurisdiction of and agrees that any action, suit or proceeding to enforce this Guaranty may be brought in any state or federal court in the state in which the Mortgaged Property is located. Guarantor hereby irrevocably waives any objection that they may have to the laying of the venue of any such actions, suit, or proceeding in any such court and hereby further irrevocably waive any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

20.              Attorneys’ Fees. In addition to all other amounts payable by Guarantor hereunder, Guarantor hereby agrees to pay to Lender upon demand any and all reasonable attorneys’ fees, costs and expenses, including all fees costs and expenses incurred in all enforcement, probate, appellate and bankruptcy proceedings, as well as any post-judgment proceedings to collect or enforce any judgment or order relating to the obligations of Guarantor under this Guaranty.

21.              Partial Invalidity. Should any part of this Guaranty be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining portion of the Guaranty.

22.              Definitions. Any term not defined herein shall have the meaning set forth in the Master Loan Agreement.

23.              Joint and Several. In the event there is more than one Guarantor, the obligations of each Guarantor shall be joint and several for all purposes.

24.              Counterparts. This Guaranty may be executed in counterparts, which together shall constitute one original agreement.

25.              Limitation of Liability. Under no circumstances shall Guarantor’s liability hereunder be reduced by, from or as a result of any payment to or amount realized by any Lender Party from any rents, deposits, insurance proceeds, condemnation awards, proceeds from bankruptcy sale, foreclosure or any conveyance in lieu of foreclosure or from any other profits, avails, revenues or proceeds derived from the Mortgaged Property, in any such case, to the extent such payment or amount is applied to Indebtedness (other than Guarantor’s liability hereunder) or the Mortgaged Property, and only payments made to Lender by Guarantor (and not derived from the Mortgaged Property to the extent such payments are applied to Indebtedness other than Guarantor’s obligations hereunder or to the Mortgaged Property) after demand therefor by Lender shall be applied against such liability. Furthermore, the foregoing limitation on liability shall not limit in any way the liability of Guarantor that may arise out of the obligations set forth in the Environmental Indemnity Agreement, the Recourse Guaranty Agreement, the Equity Funding Guaranty and the Carry Guaranty, each of even date herewith made by Guarantor and if applicable, Borrower, in favor of Lender.

26.              CPLR § 3213. Guarantor acknowledges and agrees that, to the extent that the Lender demands payment of Completion Costs pursuant to Section 2 of this Guaranty, this Guaranty is, and is intended to be, an instrument for the payment of money only, as such phrase is used in § 3213 of the New York Civil Practice Law and Rules, and Guarantor has been fully advised by its counsel of Lender’s rights and remedies pursuant to said § 3213.

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IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the date first written above.

GUARANTOR:

TRINITY PLACE HOLDINGS INC.,
a Delaware corporation

By:	/s/ Steven Kahn
Name:	Steven Kahn
Title:	Chief Financial Officer